SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                       Date of Report: September 16, 1999



                                 MEDIMMUNE, INC.
             (Exact name of registrant as specified in its charter)



                         Commission File Number: 0-19131




                        Delaware                    52-1555759
               (State of Incorporation)            (I.R.S. Employer
                                                   Identification No.)



                35 West Watkins Mill Road, Gaithersburg, MD 20878
                (Address of principal executive office (Zip Code)


Registrant's telephone number, including area code (301) 417-0770


No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.

MEDIMMUNE, INC.
Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated September 15, 1999:



                 MEDIMMUNE LICENSES CATALYTIC ANTIBODY TO TREAT
                         COCAINE OVERDOSE AND ADDICTION

Gaithersburg, MD, September 15, 1999 -- MedImmune, Inc. (Nasdaq: MEDI) today announced that it has entered into an exclusive licensing agreement and a research collaboration with Columbia University to develop and commercialize a catalytic antibody against cocaine to treat overdose and addiction. Under the terms of the agreements, MedImmune will be responsible for worldwide research, clinical development, manufacturing and commercialization of any product resulting from the collaboration. MedImmune will pay a one-time license fee to Columbia, and will make milestone and royalty payments based on clinical development progress and sales of resulting products. Ixsys, Inc. will optimize the primary product candidate as part of the four-product antibody alliance the company entered into with MedImmune in February 1999.

"The challenge of treating cocaine addiction with specific antibodies is to maintain a circulating therapeutic level of the antibody as the cocaine target is depleted," commented Scott Koenig, M.D., Ph.D., Senior Vice President of Research at MedImmune. "We believe that catalytic antibodies, which both bind and degrade the target, and free the antibody to bind to additional cocaine molecules, may provide the solution to that problem. A product with these characteristics may prove to be a possible option to treat cocaine overdoses or as an aid to breaking cocaine addiction."

Cocaine specifically blocks the reuptake of several neurotransmitters in the brain including dopamine, which is associated with emotional response, movement and the ability to experience pleasure. The drug binds to dopamine receptors in the brain, which blocks reabsorption and increases both the amount of dopamine and the number of receptors in the brain. This artificially induced increase in levels of dopamine causes increased activation in the brain's pleasure center, causing euphoria. Addiction occurs with continued use of cocaine, as the brain can no longer respond to natural reward stimulation and is forced to rely on the drug to maintain the artificial high. At the extremely high concentrations seen in drug overdose, the drug binds to multiple receptors in the nervous system and the cardiovascular system, possibly causing arrhythmia and sudden death. MAb 15A10, a catalytic antibody, has been shown to bind, cleave and release the degraded cocaine in vitro, thus freeing itself for further cocaine binding. Additionally, the antibody has been shown to block the reinforcing effects of cocaine and provide protection from cocaine-induced seizures and sudden death in animal models.

"Our work to date with 15A10 has demonstrated the antibody's ability to catalyze free cocaine in an animal model," added Donald W. Landry, M.D., Associate Professor of Medicine and Director of Clinical Pharmacology and Experimental Therapeutics at the Columbia University College of Physicians and Surgeons Department of Medicine. "We believe that this new collaboration with MedImmune will allow both parties to further develop this antibody as possible therapy for recovering addicts or as treatment for cocaine overdose. Cocaine abuse is a serious problem, both in the U.S. and abroad, and we are excited about the opportunity to collaborate with MedImmune to address this issue."

Since 1980, over 40,000,000 Americans have used cocaine or crack, the street name given to cocaine processed to a free base for smoking. An estimated 2 million people are addicted to cocaine, and there are over four million estimated regular users of the drug. Cocaine overdose is the most frequent cause of addiction related emergency room admissions in the U.S. and Europe, with approximately 150,000 and 100,000 admissions, respectively, in 1998. A 1998 survey funded by the National Institute on Drug Abuse found that the rate of current cocaine use in 1996 was highest in the 18 to 25 age group (2.0 percent). The rate of use for this age group was significantly higher in 1996 than in 1995, when it was 1.3 percent. The same survey found that the proportion of high-school seniors who have used cocaine at least once in their lifetimes has increased from a low of 5.9 percent in 1994 to 8.7 percent in 1997. The
Physician Leadership on National Drug Policy, addressing the potential cost benefit of treatment, recently reported that approximately seven dollars is saved in medical and societal costs for every dollar spent on treatment of addiction. Current treatment options for cocaine addiction are limited and include treatment medications and behavioral interventions, including cognitive behavioral therapy.

MedImmune, located in Gaithersburg, Maryland, is a biotechnology company focused on developing and marketing products that address medical needs in areas such as infectious disease, transplantation medicine, autoimmune disorders and cancer. MedImmune markets three products through its hospital-based sales force and has five new product candidates in clinical trials.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 MEDIMMUNE, INC.
                                ----------------
                                  (Registrant)



 September 16, 1999             /s/David M. Mott
                                  David M. Mott
                                Vice Chairman and
                                Chief Financial Officer